For Additional Information Contact:
Charles A. Caswell,
Chief Financial Officer
(704) 688-1112

FOR IMMEDIATE RELEASE
March 16, 2007

First Charter 10-K Filing Delayed; Preparation and Review Process Expected to be Completed Within a Few Weeks

Charlotte, North Carolina -- First Charter Corporation (NASDAQ: FCTR) today announced a further delay in filing its Annual Report on Form 10-K for the year ended December 31, 2006.  The delay will permit completion of the financial statements and allow the review and audit of those financial statements by the Corporation's outside auditors.  First Charter expects to file the Form 10-K within the next few weeks.

Robert E. James, Jr., First Charter's president and chief executive officer, commented, "The Corporation is focused on completing our 10-K process as soon as possible.  The issues causing the delay do not affect our ability to continue to provide exceptional service to our customers each and every day."

Earlier this month, First Charter filed a Form 12b-25 with the Securities and Exchange Commission to extend the 10-K filing deadline to March 16, 2007.  The Form 12b-25 stated a number of reasons for the delay.  The Corporation noted that there had been a delay in management's completion of its annual assessment of internal controls over financial reporting and that management had identified certain material weaknesses in those internal controls.  The work relating to the internal control assessment is continuing.  In addition, the Form 12b-25 noted that the Audit Committee of the Board of Directors was conducting an inquiry regarding certain accounting policies and estimates, primarily but not exclusively related to the Corporation's acquisition of GBC Bancorp, Inc., compensation matters, and related controls and procedures.  Each of these events continued to delay the Corporation's preparation of the Form 10-K.

The Audit Committee has now completed its inquiry.  The Corporation is in the process of developing specific plans to address the findings and recommendations of the Audit Committee and to implement additional appropriate controls and procedures.

James noted, "We are pleased to report that the Audit Committee has completed its inquiry, that none of its findings were financially material, and the Corporation is not contemplating a restatement of its historical financial statements."  He continued, "As we address issues that the year-end reporting process brought into focus, we will tighten financial processes and controls, making First Charter an even stronger company."

The Corporation anticipates that the fiscal 2006 net income previously reported on a Form 8-K dated February 5, 2007, will be adjusted to correct certain 2006 matters.  Management currently believes that this adjustment will reduce previously reported net income for fiscal 2006 by approximately $800,000 from $48.2 million to $47.4 million.  The adjustment to reported net income is due to the implementation of Staff Accounting Bulletin ("SAB") SAB 108 and the correction of certain 2006 matters as well as an addition to the fourth quarter 2006 loan loss provision due to additional loan loss modeling risk resulting from several factors including the recent GBC Bancorp acquisition.  This adjustment remains subject to the Corporation's completion of its year-end procedures related to its financial statements for the fiscal year ended December 31, 2006, and the completion of the audit of these financial statements by the Corporation's outside auditors.

In light of the delays in filing its Form 10-K, the Corporation anticipates a routine notification from NASDAQ that it is not in compliance with the filing requirements for continued listing.  James said, "The Corporation will file its 10-K as soon as reasonably practicable and follow through on any other actions necessary to bring it back into compliance with NASDAQ requirements."

Corporate Profile
First Charter Corporation (NASDAQ: FCTR), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.9 billion and is the holding company for First Charter Bank.  First Charter operates 57 financial centers, four insurance offices, and 137 ATMs in North Carolina and Georgia, and also operates loan origination offices in Asheville, North Carolina and Reston, Virginia.  First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, and mortgages.

For more information about First Charter, visit the Corporation's Web site at www.firstcharter.com or call 800-601-8471.

Forward Looking Statements
Note: This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements regarding the Corporation's intention to file its Form 10-K within the next few weeks, the completion of matters necessary to permit filing by such time, the continued listing of the Corporation's Common Stock on the NASDAQ Global Select Market, and the expected change to reported net income.  There can be no assurances that these forward-looking statements will be achieved, and actual results could differ materially from those suggested by such forward-looking statements. Important factors that could cause actual results to differ materially include: whether the Corporation can complete its financial statements within the next few weeks, in light of material weaknesses in its internal controls;  whether all or any of these matters affect the ability of the Corporation's outside auditors to complete their audit and any related procedures required with respect to the Form 10-K; the impact, if any, of the results and findings on the financial statements of the Corporation; the Corporation's inability to timely file reports with the Securities and Exchange Commission and any resulting impact on its ability to meet NASDAQ listing requirements; the outcome of any  hearing before the NASDAQ Listing Qualifications Panel;  and risks of litigation and governmental or other regulatory inquiry or proceedings arising out of or related to any of the matters described above. Therefore, any forward-looking statements in this press release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. The Corporation

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 makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

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